Exhibit 99.2

Newfield Exploration Outlines 2017 Capital Investment Plan and Growth Outlook

•                  2017 capital investment plan is set at approximately $1.0 billion with 85% of budget allocated to the Anadarko Basin

•                  Company provides year-end 2019 estimated exit rate of 150,000 — 170,000 BOEPD for its Anadarko Basin net production

•                  Company provides 2017 — 19e CAGR of 15 — 20% for its net domestic crude oil production and a 10 — 15% CAGR for total net domestic production for the same periods

•                  Company to allocate 2017 investments to test multiple, stacked exploratory horizons on its current acreage footprint

•                  Newfield reaches agreement to sell its non-operated interests in Bohai Bay China oil fields with deal expected to close by mid-year 2017

The Woodlands, Texas — February 21, 2017 — Newfield Exploration Company (NYSE: NFX) today provided its 2017 capital plan and a multi-year production growth outlook for the Company, driven by its industry-leading position in the SCOOP and STACK plays in the Anadarko Basin of Oklahoma. Newfield plans to host a conference call with analysts and investors at 10 a.m. CST, February 22. Additional information is provided through the @NFX publication, located on its website at www.newfield.com.

“We are excited about the future of our Company and the profitable oil growth trajectory that we are disclosing today,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Our focus has now shifted to development as we plan to aggressively attack our SCOOP and STACK plays to accelerate value creation for our stockholders.

“Our confidence in the Anadarko Basin has allowed us to outline a 2017 — 19 forecast with industry leading liquids growth. Our oil growth will largely be driven by the rapid development of our legacy STACK acreage in the heart of the play’s oil window. Our production outlook includes a relatively static rig count of about 10 operated rigs. As oil prices improve, we have the organizational capacity and the financial resources to further accelerate our activity levels in the future.”

The highlights of our plan are outlined below and additional slides can be found in the @NFX publication:

Plan Highlights:

•                  Newfield’s capital budget for 2017 is approximately $1.0 billion, excluding about $120 million in capitalized interest and internal costs. Substantially all of the budget is allocated to domestic operations and approximately 85% is earmarked for SCOOP and STACK. Newfield expects to drill 85 — 90 wells in STACK and up to 50 wells in SCOOP.

•                  Although the Company’s 2017 drilling campaign is weighted toward multi-well pad developments in SCOOP and STACK, capital will be directed to test other prospective, stacked horizons on Newfield’s existing acreage positions. The net unrisked resource potential associated with this program is more than 1.0 billion barrels of oil equivalent (see note 1). In addition, investments are planned for infrastructure and land.

•                  Domestic net production for 2017 is expected to average 142,500 — 145,500 BOEPD, or an increase of 3 — 5% (adjusted for 2016 asset sales). The Company’s growth profile in 2017 is expected to be “back-end” weighted due to the timing of completions of multi-well development pads in STACK. All of the Company’s operated rigs in STACK today are drilling on multi-well pads. The 2017 fourth quarter net domestic production average is expected to be 150,000 — 160,000 BOEPD.

•                  Newfield expects to run about 10 operated rigs in the Anadarko Basin in 2017 — 19. Fourth quarter 2017 net production from the Anadarko Basin is expected to increase to approximately 105,000 — 115,000 BOEPD, an approximate 25% increase over fourth quarter 2016 levels. Looking forward, SCOOP and STACK volumes are expected to average 150,000 — 170,000 BOEPD in the fourth quarter of 2019.

•                  The Company plans to continue operating a single rig in the Williston Basin throughout 2017 where recent SXL wells are being drilled and completed (including facilities) for about $5 million gross. In addition, drilling will continue in the Uinta Basin with a single rig operating under a joint venture in the Central Basin. Recent results have delivered significantly lower total well costs.

•                  No additional capital is planned for investment in China and the Pearl field is on natural decline. The Company recently reached an agreement to sell its interest in non-operated producing oil fields in Bohai Bay China for approximately $39 million. The sale is expected to close around mid-year 2017. Including the impact of the Bohai Bay sale at mid-year 2017, the Company’s 2017 net production in China is expected to average nearly 6,000 BOEPD.

•                  Newfield provided estimated compound annual growth rates for its net production at $50 - $60 NYMEX WTI over the period 2017 — 19:

•                  Domestic oil production 15 — 20% CAGR

•                  Domestic total production 10 — 15% CAGR

2017e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	40%	100%	43%
NGLs %	20%	–	19%
Natural Gas %	40%	–	38%
Total (mboepd)(1)	142.5 – 145.5	5.7 – 6.0	148.2 – 151.5

Expenses ($/boe)(2)
LOE(3)	$3.43	$17.48	$3.97
Transportation(4)	5.62	–	5.40
Production & other taxes	1.16	0.17	1.12

General & administrative (G&A), net	$3.42	$4.18	$3.45
Interest expense, gross	–	–	2.73

Capitalized interest and direct internal costs	–	–	$(2.25)
Effective Tax rate(5)	0 – 5%	0 – 5%	0 – 5%

(1)Total Company and China volumes assume mid-year 2017 Bohai Bay divestiture close

(2)Cost and expenses are expected to be within 5% of the estimates above

(3)Total LOE includes recurring, major expense and non E&P operating expenses

(4)2017e transportation / processing fees include ~$48.3 million Arkoma unused firm gas transportation and ~$36.8 million Uinta oil and gas delivery shortfall fees

(5)Estimated China tax rate reflects a 25% taxation in-country

1Q17e Production, Cost and Expense Guidance

	Domestic	China	Total
Production
Oil %	40%	100%	44%
NGLs %	19%	–	18%
Natural Gas %	41%	–	38%
Total (mboepd)	132.0 – 134.2	6.5 – 7.5	138.5 – 141.7

Expenses ($/boe)(1)
LOE(2)	$3.80	$13.33	$4.28
Transportation(3)	5.89	–	5.60
Production & other taxes	1.18	0.22	1.13

General & administrative (G&A), net	$3.76	3.29	$3.74
Interest expense, gross	–	–	2.98

Capitalized interest and direct internal costs	–	–	$(2.41)
Effective Tax rate(4)	0 – 5%	20 – 25%	0 – 5%

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)1Q17e transportation / processing fees include ~$12.4 million Arkoma unused firm gas transportation and ~$9.0 million Uinta oil and gas delivery shortfall fees

(4)Estimated China tax rate reflects a 25% taxation in-country

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our U.S. operations are onshore and focus primarily on large scale liquids-rich resource plays. Our principal areas of operation are the Anadarko and Arkoma basins of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. We also have oil producing assets offshore China.

Note 1 - Net unrisked resource depends on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Such amounts do not meet SEC rules and guidelines, may not be reflective of SEC proved reserves and do not equate to or predict any level of reserves or production

**This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “forecast,” “outlook,” “could,” “budget,” “objectives,” “strategy,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements.  Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, China and U.S. governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, new regulations or changes in tax legislation, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, and other operating risks. Please see Newfield’s 2016 Annual Report on Form 10-K and subsequent public filings, all filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed in this press release or in Newfield’s SEC filings could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: IR@newfield.com